NEWS RELEASE
For More Information:
Frank B. O’Neil, IRC
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Promotes Dana S. Hendricks to
Chief Financial Officer
BIRMINGHAM, AL, July 25, 2018 /PRNewswire/ ProAssurance Corporation (NYSE:PRA) announced today that Dana S. Hendricks will assume the role of Chief Financial Officer for the company effective September 1, 2018. Ms. Hendricks is currently the Senior Vice President of Business Operations for the Podiatry Insurance Company of America (PICA), a ProAssurance subsidiary.
Ms. Hendricks joined PICA in 2001 and has served in a number of executive-level positions; prior to being promoted to her current position, she was the Vice President of Finance and Corporate Controller for PICA. Prior to her tenure at PICA, she held various finance and data analysis positions with American General Life & Accident Insurance Company and held finance and accounting positions in both public and non-public companies.
“Dana brings a wealth of experience to her new role at ProAssurance, and her track record of success within our organization reflects her business and financial acumen as well as her dedication to the core values that drive our employees to deliver on our promise of Treated Fairly,” said Stan Starnes, the Chairman and Chief Executive Officer of ProAssurance.
Ned Rand, currently ProAssurance’s Chief Operating Officer and Chief Financial Officer, emphasized Ms. Hendricks’ proven leadership skills, saying, “Dana has a deep understanding of our strategic vision for ProAssurance, and she has been a key member of a strong executive team that has developed innovative programs and transformative business practices that have ensured that PICA remains the first choice for medical professional liability insurance in the podiatric community.”
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past twelve years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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